Exhibit 10.1

SOFTWARE LICENSE AGREEMENT

Licensor:  Robertson Technologies Licensing LLC, a Nevada limited liability company (“RTL”)

Licensor Address:  4215 Fashion Square Blvd., Suite 3, Saginaw, MI  48603-1273, facsimile no. +1 (989) 799 8865

Licensee Name: Telemedicine Africa (Pty) Ltd  (“Licensee”)

Licensee Address: 65 Kyalami Boulevard, Kyalami Business Park, Midrand

1.        EFFECTIVE. This software license agreement (“Agreement”) is made effective on the date of execution by the last signatory hereto  (“Effective Date”).

2.        Definitions

2.1     “Confidential Information” means any confidential and proprietary data and information supplied to it by the other party in any form, including, but not limited to, the Licensee Credentials, processes, formulae, specifications, programs, instructions, source code for operating-system-dependent routines, technical know-how, methods and procedures of operation, benchmark test results, business or technical plans, and proposals.

2.2     “License Fees” means fees for the Software set forth on the attached Exhibit

2.3    “Licensee Credentials” means the valid user ID and password combination that provides end user access to the Software.

2.4     “Software” means the RHealth Advisor healthcare solution including web-enabled services for mobile applications, user interfaces, backend knowledge management system, and the Robertson Health engines.

3.        LICENSE GRANT.

3.1     License to the Software.  Subject to the terms and conditions of this Agreement, RTL grants to LICENSEE, and LICENSEE accepts, a non-exclusive, nontransferable right and license to access and the Software and documentation during the term of this Agreement for its own internal business purposes and commercial use as defined by the Extended Use Rights as described in Exhibit C.  At its sole cost and expense, LICENSEE shall be responsible for providing and maintaining all necessary computer hardware, software (such as operating systems and web browsers), and telecommunications equipment required for its access to and use of the Software. This license includes the right to work with RTL under the terms of Exhibit B to ensure that the Software is compatible with LICENSEE’S network environment and any third party software that will interact with the Software.

3.2      Limitations.  Except as specifically permitted in this Agreement, LICENSEE shall not directly or indirectly (a) transfer, rent, sublicense, lease, time-share or use the Software in any service bureau arrangement; or (b) copy, distribute, manufacture, adapt, create derivative works of, translate, localize, port or otherwise modify the Software.  LICENSEE is not permitted to circumvent any technological measure that controls access to the Software.
3.3 System Access. Access by LICENSEE to the Software requires the Licensee Credentials. RTL will assign the initial Licensee Credentials for internal users and/or administrators upon registration and full payment of any the License Fees due in accordance with the provisions of this Agreement. Unauthorized access to the Software is a breach of this Agreement and is a violation of law. LICENSEE assumes all responsibility for keeping the Licensee Credentials secret. LICENSEE further assumes all responsibility and liability for any use of the Licensee Credentials, and LICENSEE shall notify RTL immediately upon becoming aware of any abuse or a security breach of the Licensee Credentials, including any use of the Software not authorized by this Agreement.

3.4       Ownership of Modifications. Any separate copyright or other intellectual property rights of any nature that come into existence at any time as a result of any modification or alteration of the Software, or entry of data into the Software, created by or for LICENSEE, shall vest solely in RTL, and LICENSEE assigns all rights, title, and interest, including, but not limited to, copyright in the modifications to the Software and related data to RTL. Any Licensee IP which is not considered by RTL, acting reasonably, as part of the Software, in planned releases, shall vest solely in LICENSEE and RTL hereby assigns, to the extent allowed under applicable law, all rights, title, and interest, including but not limited to, copyright in the enhancements made by LICENSEE, in and to such Licensee IP to LICENSEE.

3.5       Backups.  LICENSEE may copy executable code of the Software and corresponding databases and files operating with the executable code of the Software for safekeeping (archival) or backup purposes, provided that all such copies of the Software are subject to the provisions of this Agreement, and also provided that each copy shall include in readable format any and all confidential, proprietary, and copyright notices or markings contained in the original.

3.6       Suitability.  (a) LICENSEE alone is responsible for determining which software best suits LICENSEE's needs, for installing and operating the Software, and for the results obtained.  (b) RTL makes no representation that the Software conforms to or satisfies any federal, state, or local laws. LICENSEE is encouraged to engage professional assistance from attorneys and accountants to evaluate the suitability of the Software for LICENSEE's use.  (c) RTL makes no claims that the Software is suitable for LICENSEE's application.

3.7      Server Access.  LICENSEE agrees to allow RTL access to servers operating the Software, the medical records database(s), and corresponding medical content databases and files operating with the executable code of the Software for the purposes of supporting and managing the Software, according to Exhibit B only, excluding, for the avoidance of doubt, access to any information proprietary and/or confidential to any consumer accessing the Software.    Additionally, and consistent with consumer  consent, LICENSEE will at the request of RTL provide an extract of aggregate de-identified medical records for purposes of trend analysis and continuous improvement of medical content used by the Soware.

4.        PROPRIETARY RIGHTS.  This Agreement provides to LICENSEE a limited license only.  RTL and its licensors retain all rights; title and interest in and to the Software and LICENSEE shall not take any action inconsistent with such title and ownership.  Under this Agreement, LICENSEE does not acquire any rights of ownership in the Software.  LICENSEE acquires only the right to use the Software subject to the terms of this Agreement.  LICENSEE acknowledges and agrees that the Software may contain code or require devices that detect or prevent unauthorized use of the Software.

5.        PAYMENTS.

5.1     License Fees.  Before using the Software or any copy thereof, and upon each anniversary of the Effective Date during the term of this Agreement, LICENSEE shall pay to RTL the License Fee set forth on Exhibit A.  [The License Fee is subject to change at the discretion of RTL on 30 days' written notice, unless otherwise noted.]

5.2      Service Fees.  Fees for the Support Services (as defined below) as set forth on the attached Exhibit A are due and payable by LICENSEE in accordance with the terms set forth on Exhibit A.

5.3     Taxes.  All payments required by this Agreement are exclusive of federal, state, local and foreign taxes, duties, tariffs, levies and similar assessments and LICENSEE agrees to bear and be responsible for the payment of all such charges imposed, excluding taxes based upon RTL's net income.  LICENSEE shall pay directly, and indemnify RTL against and repay RTL on demand for, any and all taxes, fees, or charges, such as, but not limited to, local, state, or federal sales, use, excise, personal property, value-added, excise, income, franchise, ad valorem, or stamp taxes; levies; customs duties; or import fees, together with any loss, liability, claim, costs or expenses, interest, or penalties incurred by RTL as a result of LICENSEE's failure to pay any such taxes when due.  All amounts due hereunder shall be grossed-up for any withholding taxes imposed by any foreign government.

5.4     Payment Terms.  The License Fee is due and payable upon delivery of the Software and prior to its use unless otherwise agreed. Payment for Support Services shall be due and payable within 30 days of RTL's invoicing for them. LICENSEE's failure to pay when payment is due or its subsequent dishonoring of any check or draft shall constitute a material breach under this Agreement.  All payment shall be made in U.S. dollars unless otherwise explicitly agreed on in writing by both parties. Any amounts due RTL under this Agreement that are not paid within 30 days after they are due under this Agreement shall incur interest at the rate of 1 1/2 percent per month. The interest shall be calculated from the date payment is originally due until the date payment is made in full. LICENSEE shall pay such interest, with all payments first being applied to interest and then to principal. LICENSEE shall pay to RTL any legal costs RTL incurs in enforcing its rights in relation to any overdue payment
5.5 Shipment Terms. Delivery of the Software shall be to the location specified at the beginning of this Agreement. Contrary to any shipping terms on any purchase order, delivery of the Software shall be made F.O.B. shipping point with freight prepaid and added to the invoice amount.

6.         SUPPORT & UPGRADES.  RTL and/or an appointed distributor, as named in Exhibit B (the “Distributor”) will provide support and maintenance services (“Support Services”) for the Software as set forth in Exhibit B.  If LICENSEE chooses to procure additional Support for the Software, LICENSEE agrees to purchase such Support from RTL or an RTL Authorized Distributor.  RTL will provide periodic updates to the Software at its discretion, at no cost to LICENSEE, which will be scheduled and communicated to LICENSEE directly or via DISTRIBUTOR, if one is designated as soon as reasonably practicable before such periodic update.  New modules and/or interfaces may require a mutually agreed update to the module pricing table set forth in Exhibits A and B

7.         TERM AND TERMINATION.  This Agreement shall commence on the Effective Date and shall continue, unless earlier terminated as provided below, through the Third anniversary of the Effective Date (the “Initial Term”); provided that the Initial Term shall be extended for successive one-year terms (each, a “Renewal Term”) unless, no fewer than ninety (90) days before the end of the Initial Term or any Renewal Term, either party notifies the other in writing of its intention not to renew.  The Initial Term and any Renewal Terms shall constitute the “Term” of this Agreement.  This Agreement may be terminated by either party, in the event the other party materially breaches a provision of this Agreement and the breaching party fails to cure such breach within fifteen (15) days of the receipt of written notice of such breach from the non-breaching party, Either party may terminate this Agreement immediately in the event any assignment is made by the other party for the benefit of creditors, or if a receiver, trustee in bankruptcy or similar officer shall be appointed to take charge of any or all of the other party's property, or if the other party files a voluntary petition under federal bankruptcy laws or similar state statutes or such a petition is filed against the other party and is not dismissed within sixty (60) days.  RTL may terminate this Agreement immediately upon the termination of a certain Amended and Restated License Agreement, pursuant to which RTL is permitted to license the Software.  Upon termination of this Agreement for any reason, all rights, obligations and licenses of the parties hereunder shall cease, except for the following obligations: (a) LICENSEE's liability for any charges, payments or expenses due to RTL that accrued prior to the termination date shall not be extinguished by termination, and such amounts (if not otherwise due on an earlier date) shall be immediately due and payable on the termination date; (b) no rebate for any unused portions of each annual License Fee will be provided unless LICENSEE shall have terminated the Agreement upon a material breach by RTL; and (c) LICENSEE shall, within 14 days of termination, return to RTL and not keep any copies of the Software and any other information supplied under this Agreement whether designated proprietary or not, as well as any training material provided by RTL, and testify in writing that all and any copies of the Software and mentioned material are returned to RTL.  As of the termination of this Agreement or the expiration of the Term, LICENSEE shall have no further right to use the Software, and the license granted hereunder shall terminate.  Termination, either voluntary or involuntary, shall not entitle LICENSEE to any refund for license fees paid, nor shall it relieve LICENSEE of the obligation to pay any outstanding amounts due RTL.

The provisions of Sections 4 (Proprietary Rights), 8 (Disclaimer of Warranty), 9 (Limitation of Liability), 10 (Compliance with Laws), 11 (Confidentiality), 12 (General Provisions), and this Section 7 shall survive any termination or expiration of this Agreement.

7.1      Duties upon Termination or Expiration. Upon termination or expiration of this Agreement,  RTL shall, at no cost to LICENSEE: (i) immediately terminate all current use of and refrain from further use of any LICENSEE materials (including Licensee IP) in possession or contained in the Software; (ii) refrain from selling, distributing or otherwise disposing of any and all LICENSEE content and promotional materials; (iii) subject to Section 7.1, purge the LICENSEE materials from any and all computer systems, databases and files owned, operated or licensed by, for or on behalf of RTL; and (iv) deliver to LICENSEE, in a mutually agreed upon format, using the best available security measures, any and all data and information received from LICENSEE or any other authorized party, including, without limitation, any and all LICENSEE system content (including all LICENSEE materials in its possession) and shall destroy or delete all copies of such material that are in its possession. Upon termination or expiration of this Agreement other than in connection with a termination pursuant to Section 7.1, LICENSEE shall, at no cost to RTL (i) terminate all current use of and refrain from further use of the Software; (ii) subject to Section 7.1, purge the Software from any and all computer systems, databases and files owned, operated or licensed by, for or on behalf of LICENSEE; and (iii) deliver to RTL, in a mutually agreed upon format, using the best available security measures, any and all Software and other information received from RTL pursuant to this Agreement and shall destroy or delete all copies of such material that are in its possession.

Upon request by either party, such requested party shall deliver a certificate certifying as to compliance with these termination duties.

8.        DISCLAIMER OF WARRANTY.  EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THE SOFTWARE IS NOT ERROR-FREE AND IS BEING PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND. RTL HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE SOFTWARE INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ALL WARRANTIES IMPLIED FROM ANY COURSE OF DEALING OR USAGE OF TRADE.  RTL MAKES NO WARRANTY OR REPRESENTATION REGARDING THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE SOFTWARE, REGARDING THE ACCURACY OR RELIABILITY OF ANY INFORMATION OBTAINED THROUGH USE OF THE SOFTWARE, OR THAT THE PROVISION OF THE SOFTWARE, ACCESS TO THE SOFTWARE AND TO LICENSEE DATA STORED ON RTL SERVERS WILL BE UNINTERRUPTED, TIMELY, SECURE OR ERROR-FREE

9.        LIMITATION OF LIABILITY & INDEMNITY.

9.1    Limitation of Liability.  RTL SHALL IN NO EVENT BE LIABLE FOR ANY LOSS OF DATA, PROFITS OR USE OF (OR INABILITY TO USE) THE SOFTWARE, OR RESULTING FROM LOSS OF, UNAUTHORIZED ACCESS TO OR ALTERATION OF LICENSEE’S TRANSMISSIONS OR DATA OR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS AND SERVICES, OR FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO SUCH DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE SOFTWARE, WITHOUT REGARD TO WHETHER RTL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  RTL’S LIABILITY TO LICENSEE FOR DAMAGES SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY LICENSEE UNDER THIS AGREEMENT.  THESE LIMITATIONS ARE INDEPENDENT FROM ALL OTHER PROVISIONS OF THIS AGREEMENT AND SHALL APPLY NOTWITHSTANDING THE FAILURE OF ANY REMEDY PROVIDED HEREIN.  . Software error can cause a significant loss of data.  RTL shall not be responsible for any loss of data. It is LICENSEE's responsibility to have adequate backup procedures to protect LICENSEE from significant loss of valid data.

9.2       Indemnification of RTL.  LICENSEE shall defend upon demand by RTL, indemnify, and hold harmless RTL and its Affiliates and their respective directors, officers, members, managers, employees, and agents against and from all claims, liabilities, damages, costs, and expenses, including attorneys’ fees, arising out of or in connection with or resulting from (a) the use or possession by LICENSEE of the Software or other information, techniques, or practices disclosed by RTL, (b) the manufacture, use, possession, import, offer to sell, sale, or other disposition by LICENSEE or permitted transferees of any product made by use of the Software or any other information, techniques, or practices disclosed by RTL, or (c) any advertising or other promotional activities with respect to any of the foregoing, in all cases including any loss of or damage to property and any injury to or death of any person.  RTL’s Affiliates, and the directors, officers, members, managers, employees, and agents of RTL and its Affiliates, shall be deemed to be express third party beneficiaries of this Section 8.  For purposes of this Section 8, “Affiliate” means any entity that controls, is controlled by, or is under common control with RTL, and “control” means (a) an ownership interest, directly or indirectly, of more than fifty percent (50%) in such entity, or the maximum percentage permitted under local laws or regulations in those countries where more than fifty percent (50%) ownership by a foreign entity is not permitted, or (b) the ability to direct the management or policies of such entity, whether through ownership, contract, or otherwise.

9.3       Warranty by RTL

RTL represents and warrants that it has all necessary powers and authority to enter into this Agreement and that it is the proprietor of, or alternatively is authorized to use the Software and has all necessary rights to sub-license the Software to LICENSEE in accordance with the terms of the Agreement.  RTL further represents and warrants to LICENSEE that the Software and its use in accordance with any documentation relating to the Software provided by RTL to LICENSEE does not and will not infringe, violate or in any manner contravene, breach or constitute an unauthorized use or misappropriation of any patent, copyright, trade mark, license or other property or proprietary right of any third party.

9.4       Warranty by LICENSEE

LICENSEE agrees to certify on behalf of its respective directors, officers, members, managers, employees, and agents that no personnel involved in the delivery, use, or support of the Software are Specially Designated Nationals (SDN) of country origin on the US Department of Treasury Office of Foreign Assets Control sanctioned list.  LICENSEE agrees to notify RTL of involvement from any such representatives.  Failure to resolve SDN involvement to the satisfaction of RTL and US Department of Treasure OFAC regulations will constitute a material breach of this Agreement.

9.5      Indemnity by RTL

RTL indemnifies and holds the LICENSEE and its respective directors, officers, members, managers, employees, and agents harmless against all claims, liabilities, damages, costs, and expenses, including attorneys’ fees, arising out of or in connection with or resulting from a breach by RTL of the provisions of 8.3.

10.     COMPLIANCE WITH LAWS.  LICENSEE shall comply with all applicable laws, legislation, rules, regulations, and governmental requirements with respect to use of and licensing the Software, including, but not limited to, import and export restrictions, obtaining any necessary consents and licenses, and registering or filing any documents.  LICENSEE shall defend, indemnify, and hold RTL harmless from and against any and all claims, judgments, costs, awards, expenses (including reasonable attorney fees), and liability of any kind arising out of the noncompliance with applicable governmental regulations, statutes, decrees or other obligations with respect to the use of the Software.

11.      CONFIDENTIALITY.

11.1   Confidential Information. Each party acknowledges that all data and information supplied to it by the other party in connection with this Agreement, including the terms as set forth in this Agreement is confidential and/or proprietary.  All Confidential Information received by either party shall only be used for purposes documented and mutually agreed to in this Agreement or expressly authorized by the providing party. Each party shall protect and preserve all Confidential Information from unauthorized access and disclosure to third parties (other than any agents, consultants, employees or representatives of that party who agree to be bound by the confidentiality provisions of this Agreement) using the same degree of care, but no less than a reasonable degree of care, as it uses to protect its own valuable and confidential information of a like nature. In the event that a party wishes to disclose the other party's Confidential Information to any other person or entity, or copy or otherwise reproduce any such Confidential Information, that party shall first obtain the other party's prior written approval, which that party may provide or withhold in its sole discretion. For the purposes of this Agreement, Confidential Information shall not include data and/or information that: (i) is known by the other party at the time of disclosure as evidenced by written records of that party; (ii) has become publicly known and made generally available through no wrongful act of that party; (iii) is rightfully obtained by that party from any third party without restriction and without breach of this Agreement or breach of any other agreement by such third party or its predecessors; or (iv) is disclosed by that party without restriction pursuant to judicial action or government regulations or other requirements; provided that that party has given the party disclosing the Confidential Information advance notice of any such requirement of disclosure and cooperates with the disclosing party if that party elects to pursue legal means to contest and avoid such disclosure.  The commitments pursuant to this section 11.1 of this Agreement shall continue during the Term of this Agreement and survive the termination of this Agreement for five (5) years.  Periodically, with reasonable notice and during normal business hours, each party may require the other party to furnish information relating to that party's efforts to fulfill its obligations of confidentiality under this Agreement. LICENSEE agrees to allow RTL access to LICENSEE's computer systems to verify appropriate protection of RTL's trade secrets as defined in section 11.2 and LICENSEE's usage of the Software.

11.2 Trade Secret. RTL considers the Software databases and files associated with operating the Software, along with training materials, release plans, feature designs, and supporting documentation to be a trade secret. RTL does not disclose any information to RTL competitors or potential competitors and expects LICENSEE to not disclose any such material to RTL competitor or potential competitors. LICENSEE shall not use this trade secret design, code, or documentation gained by access to the Software to develop a competing software product, or share with competitors or potential competitors of RTL.

12.        GENERAL PROVISIONS.

12.1     Waiver.  The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such party.

12.2     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, USA, without regard to its choice of law provisions.  Exclusive jurisdiction and venue for any litigation arising under this Agreement is in the federal and state courts located in Michigan and both parties hereby consent to such jurisdiction and venue for this purpose.

12.3    Entire Agreement; Amendment.  This Agreement along with the exhibits attached hereto and incorporated herein, constitute the entire agreement between the parties with regard to the subject matter hereof.  No waiver, consent, modification or change of terms of this Agreement shall bind either party unless in writing signed by both parties, and then such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.  Terms set forth in any purchase order of LICENSEE (or other similar document) that are in addition to or at variance with the terms of this Agreement are specifically waived by LICENSEE.  All such terms are considered by RTL to be proposed material alterations of this license and are rejected.  LICENSEE's purchase order is only effective as LICENSEE's unqualified commitment to pay for a license to the Software upon the terms (and only the terms) set forth herein.

12.4    Assignment.  This Agreement and the rights and obligations hereunder, may not be assigned, transferred, or sublicensed in whole or in part by LICENSEE.

12.5    Notices.  Any notice or communication from one party to the other shall be in writing and either personally delivered or sent via facsimile, expedited commercial delivery service, or certified mail, postage prepaid and return receipt requested, addressed to such other party at the addresses or facsimile numbers specified at the beginning of this Agreement.  All such notices and communications shall be deemed properly given three (3) days after posted if by mail, on the date of delivery if given by expedited commercial delivery service, and immediately if by hand or by facsimile receipt confirmed.

12.6    Force Majeure.  Except for payment obligations, neither party shall be liable for delays or nonperformance of this Agreement occasioned by acts of God, public enemies, civil disobedience, governmental regulations or decrees, labor disputes, unavailability of materials, equipment failure, strikes, fires, accidents, or any other causes, whether or not of the kind enumerated in this provision, that are beyond such party’s reasonable control. Except for payment obligations, if performance by either party to this Agreement is delayed due to any of the foregoing causes, such delay shall not be deemed a breach under this Agreement, and this Agreement shall remain in full force and effect. If it appears that performance by either party to this Agreement will be delayed due to any of the foregoing causes, such party shall promptly notify the other party in writing stating the cause of the delay and its expected duration and shall use commercially reasonable efforts to carry out performance as soon as reasonably possible.

12.7   Severability.  If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision will be enforced to the maximum extent permissible so as to affect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.
12.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed via facsimile or PDF transmission.

12.9    Advertising Publications. No party in this agreement shall in any way use or apply any other parties company names, product names, trademarks, logo, emblem, or workmark in advertisements, sales promotions, publicity, or publications or advertise or publish that LICENSEE does business with RTL except with prior written consent.

12.10  Publicity. LICENSEE and RTL will mutually agree to issue no later than October 10, 2011 a joint press release (text to be agreed upon in advance) publicizing the business relationship under this agreement.  Otherwise, neither party will issue a press release regarding any aspect of the parties’ business relationship under this agreement, without the other party’s prior written consent.

12.11   Regulatory Reporting. It is understood that RTL is allowed to incorporate LICENSEE's name in any public filings required by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly executed and delivered this Agreement as of the Effective Date.

Robertson Technologies Licensing, LLC		TELEMEDICINE AFRICA (PTY) LTD

Signed:	/s/ Joel C. Robertson	Signed:	/s/ Lynette Moretlo Molefi

Name:	Joel C. Robertson	Name:	Lynette Moretlo Molefi

Title:	CEO	Title:	Dr

Date:	September 29, 2011	Date:	27/09/2011

EXHIBIT A

License Fees

The pricing provided to the LICENSEE reflects a three-year agreement with payment according the schedule as follows:

RTL and LICENSEE agree to license the Software on a revenue share basis.  The revenue share per license module will be as below, and covers all of the following modules:

•	RHealth Advisor WAP Mobile Applet with LICENSEE Logo branding
o	NxOpinion Diagnostics
o	Health Tips: Educational
o	Electronic Health Record
o	Reference Guide
•	RHealth Advisor Offline PC Application

LICENSEE will work with RTL and DISTRIBUTER to establish pricing for each module on a per client basis.  Pricing would include application configuration, regionalization, hosting, training, support and ongoing licensing and would be customized per customer under the guidance of RTL and DISTRIBUTER.

LICENSEE agrees to pay RTL and DISTRIBTER 70% (seventy percent) of GROSS DIRECT REVENUE from sale of Software to LICENSEE clients.

The rates specified above can be revised should both parties agree in writing.

Support Services Fee:

Second and Third Tier Support Services are incorporated into the License Fee paid by LICENSEE.

Billing

RTL, through DISTRIBUTOR, will bill LICENSEE each month according to the revenue schedule as provided by LICENSEE in South African Rand for the US Dollar equivalent as specified by the terms of this Agreement and related Exhibits as set at the date of invoice.

Billing will commence upon deployment of the Software.

EXHIBIT B

Support Services
Statement of Work

This Statement of Work documents the understanding between RTL, Montana Healthcare Solutions (Pty) Ltd (the “Distributor”) and the LICENSEE with respect to services to be performed by RTL and supplements the terms and provisions of the Software License Agreement (the “Agreement”) between the parties to which this Statement of Work will be attached and incorporated therein; provided that in the event that any term or provision herein conflicts with any term or provision of such Agreement, the terms and provisions of such Agreement shall control.  Any capitalized terms not defined in this Statement of Work shall have the meanings given to such terms in the Agreement.

Section 1 - Project Scope and Objectives

RTL will work on behalf of LICENSEE to implement the Software. The Software will assist LICENSEE in the management of their respective healthcare delivery requirements as defined with the applicable modules listed here:

•	RHealth Advisor WAP Mobile Applet
o	NxOpinion Diagnostics
o	Health Tips: Educational
o	Electronic Health Record
o	Reference Guide
•	Offline RHealth Advisor PC application

Section 2 – Setup and Regionalization

Implementation

The implementation of the Software for LICENSEE will be defined in a distinct deployment plan, to be scheduled between RTL, DISTRIBUTOR (if designated) and LICENSEE (the “Deployment Plan”).  The Deployment Plan will include provisions for Infrastructure and Disease Set Regionalization, as appropriate, as well as a Release Plan for application functionality.

Infrastructure

RTL offers three distinct ways in which the Software is hosted for specific LICENSEE implementations.  The three options are:

•	Internally hosted by LICENSEE
•	Software-As-A-Service (SAAS) subscription, hosted by RTL
•	Co-Location hosting provided by RTL for complete, distinct instance for LICENSEE

LICENSEE, with guidance from DISTRIBUTER and RTL, will offer the most appropriate model for implementation with LICENSEE clients.

Disease Set Regionalization

Each implementation has a disease set localized to meet the prevalence of disease for the specific demographic, geographic, and climatory factors affecting the patients in their constituency.  This regionalized disease set is published for use by the RHealth Advisor Diagnostics engine. Regionalization is done in conjunction with a medical review board established by LICENSEE to ensure local relevance of diseases, symptoms, and their relative correlation.  RTL facilitates this process working with the physicians and medical experts drawn together by LICENSEE.

Section 3 - Support

Implementation Support

Support will be provided during implementation to ensure questions and concerns are addressed immediately. RTL will provide appropriate levels of support during the implementation period to DISTRIBUTOR and/or LICENSEE.

Customer Support

RTL is committed to providing a high level of support throughout the Term of the Agreement.  LICENSEE will contact DISTRIBUTER for support with the system, per the terms governed by their Distribution Agreement, who will in turn contact RTL for issues requiring specific expertise or escalation.

•	Customer support hours:
o	DISTRIBUTER: Mon – Fri, 9am – 5pm SAST (by phone or email)
o	RTL: Mon – Fri, 9am – 5pm Eastern Time (by escalation through DISTRIBUTER)
•	Calls received outside of these hours will be answered within the next business day
•	LICENSEE requests will be assessed and routed to the appropriate resource for the quickest response.

Section 4 – Assumptions

1.
Specific releases of features, new functionality, and any third-party integration will be scheduled between Licensee, Distributor, and RTL as they are planned and configured, with updates being applied to the Deployment Plan.

2.	The RHealth Advisor application will be delivered to LICENSEE per the specifications for use defined by RTL.
3.	Subject to the express provisions of the Agreement, no exclusivity nor non-compete protection for release of the Software is offered in part with this Agreement.

Section 5 – Training and Implementation

Training

On-site training will be provided for LICENSEE personnel.  On-site training is for a limited, distinct number of LICENSEE designated Subject Matter Experts (SME) to serve as Train-the-Trainer resources.  SME resources will be responsible for training subsequent end users.

On-line and video training materials will be made available for use by Train-the-Trainer resources and for future reference.

Exhibit C

Extending Use Rights for the Software

This Agreement provides LICENSEE the right to offer the Software to, and only to Companies (“Clients”) incorporated in the South Africa Development Community (“Territory”), by Extended Use Rights and according to the terms in this Agreement. All terms and conditions of this Agreement applicable to LICENSEE are also applicable to Clients.  The intended business use by Clients is for clinical use in the Territory, and is not intended for any other business purpose, either internal to Clients or otherwise.  No other constituents, use, or grants for any other purpose are offered as a result of this right.

An End-User License Agreement (EULA), will be required for each registrant of the Software via the Sub-Licensee by any new Client, which stipulates the terms of end-user access to the Software.  This EULA will specify the conditions by which the Software is allowed for use and must be accepted by the end-user registrant prior to access granted to the Software.  RTL and LICENSEE will develop and mutually approve the EULA, its language, and how it is presented to registrant users of the Software to ensure mutual protections and that the terms of this Agreement remain intact and in force.

LICENSEE may solicit RTL to add other Clients and/or new Territories for Extended Use Rights, EULA or Click-Through Agreements.  RTL will, acting reasonably, extend to LICENSEE the agreed upon rights for new Clients and/or Territories in addendums to this Agreement.

In the event that the LICENSEE wishes to Sub-License the Software to be offered and provided by any new Client, an Addendum to this Exhibit will be required for the right to Sub-License the Software as part of this Agreement.  This Sub-License Addendum will specify the conditions by which the Software is allowed for use, responsibilities for hosting the Software, constraints of system access, support and maintenance provisions, and must be accepted by the new Client.  Additionally, the EULA provision described above will be applicable to each new Sub-Licensee.  Software implementation, disease set regionalization, and other implementation related expenses may be included as part of any Sub-License Addendum.